                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14 (a) of the Securities
                            Exchange Act of 1934
                                (Amendment No. )
Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6
    (e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SPECIALTY EQUIPMENT COMPANIES, INC.

                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


         2) Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4) Proposed maximum aggregate value of transaction:


         5) Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

    1)   Amount Previously Paid:
    2)   Form, Schedule or Registration Statement No:
    3)   Filing Party:
    4)   Date Filed:

                       SPECIALTY EQUIPMENT COMPANIES, INC.
                       1245 CORPORATE BOULEVARD, SUITE 401
                             AURORA, ILLINOIS 60504

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 1998

TO THE STOCKHOLDERS OF
         SPECIALTY EQUIPMENT COMPANIES, INC.

         Notice is hereby given that the Annual Meeting of Stockholders of Specialty Equipment Companies, Inc., a Delaware corporation (the "Company"), will be held at The Chicago Club located at 81 E. Van Buren Street, Chicago, Illinois on Tuesday, May 19, 1998 at 10:00 a.m., Chicago time, for the following purposes:

        1. To consider and vote on the election of three members of the Company's Board of Directors.

        2. To consider and act upon such other matters as may properly come before the meeting.

           Stockholders of record at the close of business on April 8, 1997 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. For the ten days prior to the annual meeting, a complete list of the stockholders entitled to vote at the Annual Meeting shall be open to any stockholder, for any purpose germane to the meeting, during normal business hours at the offices of LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60674-9910.

           A copy of the Annual Report and Form 10-K of the Company for the fiscal year ended January 31, 1998 is enclosed herewith.

           You are requested to sign, date and return the accompanying proxy in the enclosed envelope, whether or not you expect to attend the meeting in person.

                                          By order of the Board of Directors,


                                           /s/ DONALD K. MC KAY
                                          ---------------------------
                                          Donald K. McKay, Secretary

Aurora, Illinois
April 13, 1998



         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                       SPECIALTY EQUIPMENT COMPANIES, INC.
                       1245 CORPORATE BOULEVARD, SUITE 401
                             AURORA, ILLINOIS 60504

                                 PROXY STATEMENT

                             SOLICITATION OF PROXIES

         This proxy statement (the "Proxy Statement") is furnished to stockholders of Specialty Equipment Companies, Inc. (the "Company") in connection with a solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held May 19, 1998 and any adjournments or postponements thereof for the purposes set forth in the accompanying notice. Any stockholder giving a proxy has the power to revoke it at any time prior to the exercise thereof by executing and delivering to the Secretary of the Company at the above address a subsequent proxy or a written notice of revocation of the proxy, or by attending the Annual Meeting and voting in person. In the absence of any contrary written direction in the proxy, each proxy will be voted for the election of the nominees for directors named in this proxy statement and in the proxy, and, in the best judgment of the persons named in the proxy as representatives upon any other matters which may properly come before the Annual Meeting. The Company's Annual Report for its fiscal year ended January 31, 1998, including financial statements, and this Proxy Statement and the attached form of proxy are first being mailed to stockholders on or about April 13, 1998.

         Each stockholder of record at the close of business on April 8, 1998, the record date stated in the notice of the meeting ("Record Date"), is entitled to vote at the meeting and at any adjournments or postponements thereof. On the Record Date, there were outstanding 18,278,221 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), each entitled to one non-cumulative vote. No other shares of the Company entitled to vote at the Annual Meeting were outstanding.

         With regard to the election of directors, votes may be cast in favor of or withheld from one or more of the nominees; votes that are withheld will be excluded entirely from the vote and will have no effect.

         Proxies will be solicited by mail and may also be solicited by personal interview, telephone, telecopy and telegram. Solicitation will be made on a part-time basis by directors and officers of the Company and by other regular employees, who will receive no compensation therefor other than their regular salary. The Company will arrange for brokerage houses, nominees and other custodians holding Common Stock of the Company of record to forward proxy soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them. The cost of the solicitation of proxies will be borne by the Company.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

         Any proposal of a stockholder intended to be presented at the Company's Annual Meeting of Stockholders in 1999 must be received by the Secretary of the Company at the above address by December 14, 1998, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to that meeting.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

         The following table (the "Security Holdings Table") sets forth information as of April 8, 1998 to the Company's knowledge based upon (a) reports filed with the Securities and Exchange Commission (the "Commission") on or before such date pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and/or Rule 13D promulgated by the Commission pursuant to the Exchange Act and (b) certain other information known to the Company, (i) with respect to persons or groups who are believed by the Company to be beneficial owners of more than five percent of the outstanding Common Stock and (ii) with respect to beneficial ownership of the Company's directors and the nominees to the Board of Directors who own such Stock, and each of the executive officers named in the Cash Compensation Table below. Beneficial ownership is defined, for this purpose, as the sole or shared power to vote, or to direct the disposition of, the Common Stock. Unless otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them.


                                                                                 AMOUNT OF
                                                                                BENEFICIAL                  PERCENT
         NAME OF BENEFICIAL OWNER                                               OWNERSHIP                   OF CLASS (1)
         ------------------------                                               ---------------             ------------
Malcolm I. Glazer (2)(3)                                                      7,764,052.95                    40.0%
Ariel Capital Management, Inc. (2)(4)                                            4,588,170                    25.1%
Daniel B. Greenwood (5)                                                            319,418                     1.7%
William E. Dotterweich (5)(6)                                                      295,000                     1.6%
Donald K. McKay (5)                                                                264,661                     1.4%
Jeffrey P. Rhodenbaugh (5)                                                         239,718                     1.3%
Richard A. Kent (5)                                                                175,241                      (7)
William W. Robertson (5)                                                           117,600                      (7)
Barry L. MacLean (5)                                                                40,241                      (7)
Kevin E. Glazer (8)                                                                 16,606                      (7)
Charles E. Hutchinson (5)                                                           15,241                      (7)
Avram A. Glazer (8)                                                                 15,000                      (7)
  All directors and executive officers as a group (11 people)(6)              9,262,779.95                    45.0%

 (1) For purposes of calculating the percent of class, the Company has used the number of shares of its Common Stock outstanding as of the date specified above, 18,278,221, adjusted in the case of Malcolm I. Glazer as set forth in the footnote 3 to this table and, in the cases of Messrs. Greenwood, Robertson, McKay, Rhodenbaugh, Dotterweich, Kent and MacLean, as set forth in footnote 5 of this table.

(2) The addresses of the persons shown on the foregoing table who are believed by the Company to be beneficial owners of more than 5% of the Company's Common Stock are as follows: Malcolm I. Glazer, 1482 South Ocean Boulevard, Palm Beach, Florida 33480; and Ariel Capital Management, Inc. ("Ariel"), 307 North Michigan Avenue, Suite 500, Chicago, Illinois 60601.

(3) The amount shown includes shares that can be acquired within 60 days through the exercise of warrants to purchase 1,136,746.95 shares of Common Stock, and the percentage of the class owned assumes the exercise of such warrants. The warrants and shares are held in the name of the Malcolm I. Glazer Family Limited Partnership, in which Malcolm
         I. Glazer is the sole general partner.

(4) Ariel holds its respective shares solely as a result of its position as investment adviser for its clients. Ariel disclaims beneficial ownership of such shares of Common Stock. Ariel has sole dispositive power with respect to all such shares but sole voting power with respect to only 4,324,420 shares. Mr. John W. Rogers, president and principal shareholder of Ariel, may be deemed to have beneficial ownership of the shares beneficially owned by Ariel, but disclaims such ownership.

(5)      The amounts and percentages include those reflected in column (b) and
         (c), except for options to purchase 100,000 shares issued to Jeffrey P. Rhodenbaugh, 50,000 of which are not scheduled to vest until August 21, 1998 and 50,000 of which are not scheduled to vest until May 1, 1999.

                   (a)                          (b)                      (c)
                                         Shares Issuable on
                                        Exercise of Options      Shares Issuable on
                                               Under         Exercise of Options Under
                   Name                    Employee Plan            Director Plan
                   ----                    -------------            -------------
   Daniel B. Greenwood                          150,000                  ---
   Jeffrey P. Rhodenbaugh                       225,000                  ---
   William E. Dotterweich                       275,000                  ---
   Richard A. Kent                                ---                  175,241
   Barry L. MacLean                               ---                   40,241
   Donald K. McKay                              200,000                  ---
   William W. Robertson                         117,600                  ---
   All directors and
   executive officers as a                      967,600                215,482
   group (7 people)

(6) Includes an aggregate of 20,000 shares held in the name of Mr. Dotterweich's wife as to which he may be deemed to have shared voting and investment power.

(7)      Less than one percent.

(8)      Avram A. Glazer and Kevin E. Glazer are sons of Malcolm I. Glazer.

         Section 16(a) of the Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the Commission. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and written representations from certain reporting persons that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten-percent holders during or with respect to the Company's fiscal year ended January 31, 1998 were met.

1.  ELECTION OF DIRECTORS

         Three members of the Board of Directors will be elected to the class of the Board of Directors which term expires at the annual meeting of stockholders in the Company's fiscal year ending January 31, 2002.

         The shares represented by proxies received by the Board of Directors will be voted, in the absence of any contrary direction therein, for the election of the nominees hereinafter listed and described. The Board of Directors believes that the persons named will be available, but if any nominee becomes unwilling or unable to serve as a director, the proxies will be voted for another individual to be selected by the Board of Directors. The affirmative vote of a plurality of the shares of the Company's Common Stock represented at the Annual Meeting is required for the election of directors.

         Daniel B. Greenwood, William E. Dotterweich and Kevin E. Glazer are nominated, and upon election will hold office for three year terms, expiring at the annual meeting of stockholders in the Company's fiscal year ending January 31, 2002, and until their successors are chosen and have qualified.

         Certain other information (as of the date of this proxy statement) concerning the above-mentioned nominees and the current directors who will continue to serve on the Board of Directors after the Annual Meeting is set forth below.


Board Members and Nominees                           Age
--------------------------------------------------------
Daniel B. Greenwood (member and nominee)             78
William E. Dotterweich (member and nominee)          62
Kevin E. Glazer (member and nominee)                 36
Jeffrey P. Rhodenbaugh (member)                      43
Malcolm I. Glazer (member)                           69
Avram A. Glazer (member)                             37
Charles E. Hutchinson, Ph.D. (member)                62
Richard A. Kent (member)                             52
Barry L. MacLean (member)                            59

         Mr. Greenwood, a member and nominee to the Board of Directors, has served as Chairman of the Board since January 1985, and as Chief Executive Officer of the Company from that date until September 1988 and from November 16, 1993 to January 31, 1995. Before becoming Chairman he was employed by Taylor (one of the Company's divisions) for thirty years, most recently as President. Mr. Greenwood has served as a director since 1985.

         Mr. Dotterweich, a member and nominee, has served as a member of the Board of Directors since May 1995. Mr. Dotterweich was Chief
Executive Officer of the Company from December 1993 until May 1997 and served as President and Chief Operating Officer of the Company from December 1993 until September 1996. From 1989 to 1992 Mr. Dotterweich worked for the Company in a consulting capacity. Prior to that time, from 1985 until 1989, Mr. Dotterweich served as President and Chief Operating Officer of the Company. Mr. Dotterweich was a director of the Company from January 1985 to September 1988. From 1981 to 1985 Mr. Dotterweich was employed by Beatrice as President of its Commercial Equipment Division which included the food service equipment group. Since May 1, 1997, Mr. Dotterweich has served as a consultant to the Company.

         Mr. Kevin E. Glazer, a member and nominee to the Board of Directors, has been employed by, and works on behalf of, Malcolm Glazer and a number of entities owned and controlled by Malcolm Glazer, for more than the past ten years, with his principal responsibilities including overseeing the operations of Malcolm Glazer's investment interests, including serving as a Vice President of First Allied Corporation since 1986. He also serves as a director of Houlihan's Restaurant Group Inc. ("HRGI") and Savannah Bank N.A. See the discussion below, in the information regarding Malcolm Glazer, regarding HRGI's purchase of equipment manufactured by the Company. Kevin Glazer is the son of Malcolm Glazer and the brother of Avram Glazer, both of whom are members of the Board of Directors. Mr. Glazer has served as a director since May 1994.

         Mr. Rhodenbaugh, a member of the Board of Directors, has been President and Chief Operating Officer of the Company since September 1996. Mr. Rhodenbaugh became Chief Executive officer of the Company after Mr. Dotterweich's retirement on May 1, 1997. He was President of Beverage-Air from March 1996 to September 1996. From April 1993 to March 1996 he served as Executive Vice President of Beverage-Air. He also served as Vice President of Marketing of the Company from January 1991 to September 1996. He served as President of Wells from January 1990 to January 1991 and as Wells' Vice President of Sales and Marketing form 1986 to January 1990. Mr. Rhodenbaugh joined Wells after nine years at Hobart Corporation as a field sales employee and national account manager. Mr. Rhodenbaugh serves on the Board of Directors and Executive Committee and, in 1997, as president of the North American Association of Food Equipment Manufacturers (NAFEM). His current term as a director expires in fiscal 2001.

         Mr. Malcolm I. Glazer is a member of the Board of Directors. He has been a self-employed, private investor whose diversified portfolio consists of investments in television broadcasting, restaurants, health care, banking, real estate, sports franchises, stock, and corporate bonds for more than the past nine years. He has been President and Chief Executive Officer of the First Allied Corporation since 1984. He is Chairman of the Board of Directors of Zapata Corporation ("Zapata"), a manufacturer of marine protein products and food packaging services, and until 1997 a director of Envirodyne Industries, Inc. ("Envirodyne"), a packaging materials company. He is a director and Chairman of the Board of HRGI a restaurant holding company, which is the holding company for restaurant subsidiaries (including Houlihan's Restaurants) that regularly purchase restaurant equipment manufactured by the Company. All such transactions are on regular trade terms. He is a director of Omega Protein Corporation ("Omega"), engaged in the production of marine protein products. Malcolm Glazer is the father of Kevin Glazer, who is a nominee and a current director, and Avram Glazer, who is a current director. Mr. Glazer has served as a director since May 1994. His current term as a director expires in fiscal 2001.

         Mr. Avram A. Glazer, a member of the Board of Directors, has been employed by, and works on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm Glazer, for more than the past ten years, with his principal responsibilities including identifying, implementing, monitoring and disposing of Malcolm Glazer's investment interests, including serving as President and Chief Executive Officer of Zapata since March 1995. He is also a director of Zapata and until 1997 he was a director of Envirodyne. He also serves as a director of HRGI. See the discussion above, in the information regarding Malcolm Glazer, regarding HRGI's purchase of equipment manufactured by the Company. He is Chairman of the Board of Omega. Avram Glazer is the son of Malcolm Glazer, who is a current director, and the brother of Kevin Glazer, who is a nominee and current director. Mr. Glazer has served as a director since May 1994. His current term as a director expires in fiscal 2000.

         Dr. Hutchinson, a member of the Board of Directors, is Dean (Emeritus) of the Thayer School of Engineering at Dartmouth College. He was
Dean of the Thayer School of Engineering at Dartmouth College from 1984 to 1994. Dr. Hutchinson holds a Ph.D. from Stanford University. Dr. Hutchinson has also been a Professor at the University of Massachusetts, has published extensively and has extensive consulting experience with both public and private entities. He is a member of the Board of Directors of Markem Corporation, Hypertherm, Inc. and Interact Medical Technology Inc. Dr. Hutchinson has served as a director of the Company since March 1992. His current term as a director expires in fiscal 2000.

         Mr. Kent, a member of the Board of Directors, is currently Chairman and Chief Executive Officer of Kentco Capital Corporation. He is also President of Parco Foods L.L.C. Mr. Kent was formerly Chairman/Chief Executive Officer and President of Orval Kent Food Company, Inc. Mr. Kent is a past Vice President and a member of the Board of Directors of the Salad Manufacturers Association. Mr. Kent has served as a director of the Company since March 1992. His current term as a director expires in fiscal 2000.

         Mr. MacLean is a member of the Board of Directors. He is currently the President and Chief Executive Officer of MacLean-Fogg Company, a manufacturer of automotive parts and products for the power and telephone utilities businesses, and has served in those positions since 1972. Mr. MacLean also serves as a Director of Oce-U.S.A., Inc and L.R. Nelson Corp., a manufacturer of lawn and garden sprinklers. Mr. MacLean is a Director and a former Chairman of the Illinois Manufacturers Association, and is a trustee of Dartmouth College. Mr. MacLean has served as a director of the Company since March 1992. His current term as a director expires in fiscal 2001.

                 DIRECTORS COMMITTEES, MEETINGS AND COMPENSATION

         The Board of Directors met five times in the Company's fiscal year ending January 31, 1998. Board Committees include an Audit Committee, which met one time during the last fiscal year, a Compensation Committee, which met one time during that year, a Restricted Stock Committee, which met one time during that year and a Stock Incentive Committee which met one time during that year. The Board does not have a standing Nominations Committee.

         All members of the Board of Directors attended at least 75% of the meetings of the Board and each of the meetings of the committees on which he served in the Company's fiscal year ending January 31, 1998 held during the period in which he was a director.

         Except as noted below, each director who is not an employee or consultant to the Company receives $28,000 annually, paid in quarterly installments in advance, plus expenses paid for each regular quarterly meeting attended. In fiscal 1996 Mr. Kevin Glazer received $35,000 for director fees. Each of the current directors, other than Mr. Greenwood, Mr. Rhodenbaugh, Mr. Dotterweich, Mr. Avram Glazer, Mr. Kevin Glazer, and Mr. Malcolm Glazer, received options pursuant to the Specialty Equipment Companies, Inc. Non-Employee Directors Long-Term Incentive Plan (the "Director Plan"), described below. However, Mr. Greenwood, Mr. Rhodenbaugh and Mr. Dotterweich received options pursuant to the Executive Long-Term Incentive Plan ("Employee Plan"). Mr. Greenwood, Mr. Dotterweich and Mr. Rhodenbaugh do not receive fees for their services as directors.

         The Audit Committee consists of Mr. MacLean, Mr. Avram Glazer and Mr. Hutchinson. This Committee considers matters relating to internal controls and compliance with accounting policies. It also recommends independent auditors to the Board of Directors and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews the audit fee payable to the independent auditors and the audit results.

         The Restricted Stock Committee consists of Mr. MacLean, Mr. Kent and Mr. Hutchinson. The Committee administers the Company's Restricted
Stock Plan.

         The Compensation Committee consists of Mr. MacLean, Mr. Kent, Mr. Greenwood and Mr. Malcolm Glazer. The Compensation Committee reviews and makes recommendations to the Board of Directors on compensation of corporate officers and presidents of the Company's divisions.

         The Stock Incentive Committee consists of Mr. Hutchinson, Mr. Kent, Mr. MacLean and Mr. Avram Glazer. The Stock Incentive Committee administers the Company's Employee Plan.

THE NON-EMPLOYEE DIRECTOR OPTION PLAN

         Effective May 6, 1993, the Company adopted the Director Plan. Pursuant to the Director Plan, on May 6, 1993 each of the five non-employee directors then serving or elected to serve on the Board of Directors was granted an option to purchase 175,241 shares of Common Stock at a price of $1.00 per share; the aggregate grants under the Director Plan totaled 876,205 shares. Each of Messrs. Hutchinson, Kent and MacLean, as well as two former directors, received such options.

         The options granted under the Director Plan all vested and became exercisable on May 6, 1995, as on such date all of the conditions to vesting were satisfied. The exercise price for options granted under the Director Plan must be paid in cash. All options granted pursuant to the Director Plan expire on May 6, 2000. Options awarded pursuant to the Director Plan may not be transferred except in certain circumstances by will or by the laws of descent and distribution. Options under the Director Plan that are vested and exercisable at the date of a grantee's termination of service generally may be exercised for three months thereafter, except that such awards may be exercised for three years after death, disability and/or retirement.

         The following table sets forth the number of shares covered by options, all of which are exercisable, held by each non-employee director holding options pursuant to the Director Plan on January 31, 1998 and the aggregate gains that were realized upon their exercise during the fiscal year ended January 31, 1998 or would have been realized had those options been exercised on January 31, 1998. These calculations assume a market value for a share of Common Stock of $17.00, which was the closing price of the Common Stock on January 31, 1998, as quoted on the Nasdaq Stock Market.

                      AGGREGATED NON-EMPLOYEE DIRECTOR PLAN
       EXERCISES IN LAST FISCAL YEAR END AND FISCAL YEAR END OPTION VALUES


                                                                    Number of Securities      Value of Unexercised
                             Shares                                Underlying Unexercised              in-
                            Acquired                                      Options                   the-Money
                           on Exercise          Value Realized           at FY-End             Options at FY-End
 Richard A. Kent                 -                   -                    175,241                  $2,803,856
 Barry L. MacLean              50,000            $787,500                  40,241                     643,856

                             EXECUTIVE COMPENSATION

         The following summary compensation table (the "Compensation Table") summarizes compensation information with respect to Mr. Dotterweich, who served as Chief Executive Officer until May 1, 1997, and the four other most highly compensated executive officers of the Company (collectively, the "Named Executives") in fiscal 1998 for services rendered during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                        Long-Term Compensation
                                      Annual Compensation               Awards          Payout
                                                                Restricted
                                                                  Stock     Options/      LTIP        All Other
                                Fiscal     Salary      Bonus     Award(s)     SARS       Payout     Compensation
 Name and Principal Positions    Year      ($)(2)     ($)(2)       ($)         (#)        ($)          ($)(1)
 ----------------------------    ----      ------     -----     --------    -------      -----         ------
Daniel B. Greenwood (Chairman    1996     200,000     200,000      N/A         N/A        N/A           30,897
of the Board)                    1997     200,000     172,200      N/A         N/A        N/A           35,648
                                 1998     200,000     128,300      N/A         N/A        N/A           36,413

Jeffrey P. Rhodenbaugh(3)        1996     155,000     155,000      N/A         N/A        N/A            3,451
(Chief Executive Officer,        1997     235,417     196,453      N/A       50,000       N/A            2,959
Chief Operating Officer and      1998     337,500     314,525      N/A       50,000       N/A            3,140
President, and Chief
Executive Officer, Taylor)

William E. Dotterweich           1996     450,000     450,000      N/A         N/A        N/A            1,579
(Chief Executive Officer)        1997     450,000     450,000      N/A         N/A        N/A            1,995
                                 1998     112,500        -         N/A         N/A        N/A            1,749

Donald K. McKay                  1996     180,000     180,000      N/A         N/A        N/A           15,213
(Executive Vice President,       1997     193,000     166,173      N/A         N/A        N/A           17,929
Chief Financial Officer,         1998     203,000     184,224      N/A         N/A        N/A           18,433
Treasurer and Secretary)

William W. Robertson             1996     200,000     200,000      N/A         N/A        N/A           11,683
(Chairman, President and         1997     220,000     171,798      N/A         N/A        N/A            9,475
Chief Executive Officer,         1998     230,000     320,000      N/A         N/A        N/A            4,413
Beverage-Air)

(1) Benefits include premiums paid by the Company with respect to term life insurance for the benefit of the beneficiaries of the Named Executives and the value of leased cars for the use of certain named Executives, and in the case of Mr. McKay, Mr. Greenwood and Mr. Rhodenbaugh, includes interest imputed on non-interest bearing loans from the Company for payment of taxes on Restricted Stock holdings. See "--Certain Transactions."

(2) Includes elected deferrals under the Specialty Equipment Companies Retirement Savings Plan.

(3) Effective May 1, 1997, Mr. Rhodenbaugh's annual salary was increased to $350,000 upon his appointment as Chief Executive Officer.

         Defined Benefit Plans

         The Company maintains the Specialty Equipment Companies Retirement Income Plan ("Retirement Plan") for certain of its salaried employees, including executive officers. The Company also maintains the Specialty Equipment Companies Supplemental Retirement Plan ("Supplemental Plan") for certain of its salaried employees, including executive officers, in order to provide benefits in an amount equal to the excess of the benefits that would be paid under the Retirement Plan were it not for the limitations on benefits imposed by the IRC. The benefits under the Supplemental Plan are provided by means of unfunded payments made by the Company to the individuals eligible for such payments, as described in the Supplemental Plan. Based on estimated Social Security benefit levels and on IRC and Retirement Plan applicable limitations in fiscal 1998, the table below reflects annual benefit payments in the form of a single life annuity at age 65 to participants in the Retirement Plan, as supplemented by the Supplemental Plan, at specified compensation levels (based on final average annual earnings -- that is, cash compensation in the five calendar years in which compensation was highest, during the last fifteen calendar years) and with specified lengths of service.

                                YEARS OF CREDITED SERVICE AT RETIREMENT

   Final
  Average
  Annual
 Earnings         5             10          15           20           25           30                40
 --------         --            --          --           --           --           --                --
    150,000     10,042        20,084       30,127       40,169       50,211       60,253          81,948
    200,000     13,792        27,584       41,377       55,169       68,961       82,753         111,948
    250,000     17,542        35,084       52,627       70,169       87,711      105,253         141,948
    300,000     21,292        42,584       63,877       85,169      106,461      127,753         171,948
    350,000     25,042        50,084       75,127      100,169      125,211      150,253         201,948
    400,000     28,792        57,584       86,377      115,169      143,961      172,753         231,948
    450,000     32,542        65,084       97,627      130,169      162,711      195,253         261,948
    500,000     36,292        72,584      108,877      145,169      181,461      217,753         291,948
    550,000     40,042        80,084      120,127      160,169      200,211      240,253         321,948
    600,000     43,792        87,584      131,377      175,169      218,961      262,753         351,948
    650,000     47,542        95,084      142,627      190,169      237,711      285,253         381,948
    700,000     51,292       102,584      153,877      205,169      256,461      307,753         411,948
    750,000     55,042       110,084      165,127      220,169      275,211      330,253         441,948
    800,000     58,792       117,584      176,377      235,169      293,961      352,753         471,948
    850,000     62,542       125,084      187,627      250,169      312,711      375,253         501,948

         For purposes of determining the collective pension benefits under the Retirement Plan and the Supplemental Plan, the years of credited service and final average annual earnings (as though the executive officer had retired at age 65 on January 31, 1998) for the Named Executives are as follows: Mr. McKay, 20 years and $391,704; Mr. Robertson, 22 years and $384,363; and Mr. Rhodenbaugh, 12 years and $330,761. Mr. Dotterweich retired on May 1, 1997. Mr. Greenwood is not eligible to participate in either the Retirement Plan or the Supplemental Plan.

         Employee Option Plan

         Each of the Company's executive officers are eligible to be granted awards under the Employee Plan. The Employee Plan, as amended, permits the delivery of a maximum of 4,004,814 shares of the Company's Common Stock on account of the exercise of awards. Of this amount of shares of the Company's Common Stock, a maximum of 1,500,000 shares of the Company's Common Stock may be made subject to awards granted to any particular individual.

         The following table sets forth the number of shares covered by exercisable and unexercisable options held by the Named Executives on January 31, 1998 and the aggregate gains that would have been realized had those options been exercised on January 31, 1998, whether these options were exercisable or not, on January 31, 1998. These calculations assume a market value for a share of Common Stock of $17.00, which was the closing price of the Common Stock on January 31, 1998, as quoted on the Nasdaq Stock Market.


                                                        Number of Shares Covered by
                                                                Options on                Value of Options as of
                                                             January 31, 1998              January 31, 1998 (1)
                                                             ----------------              --------------------
                                Shares
                               Acquired
                                 upon         Value
            Name               Exercise    Realized     Exercisable    Unexercisable   Exercisable    Unexercisable
            ----               --------    --------     -----------    -------------   -----------    -------------
Daniel B. Greenwood               ---         ---          325,000          ---         $ 5,200,000        ---
Jeffrey P. Rhodenbaugh (2)        ---         ---          225,000        100,000         3,600,000     $475,000
William E. Dotterweich          100,000   $  843,750       275,000          ---           2,443,750        ---
Donald K. McKay                   ---         ---          200,000          ---           3,200,000        ---
William W. Robertson(3)         132,400    1,787,400       117,600          ---           1,881,600        ---

          (1) Option values are calculated based upon the difference between the closing market price of the Company's common stock as reported on the NASDAQ National Market on January 31, 1998 ($17.00) and the applicable exercise prices of the options.

         (2) All of the options granted to Mr. Rhodenbaugh vest two years after the date of grant. 225,000 options were granted on June 8, 1993 at an exercise price of $1.00, 50,000 options were granted on August 21, 1996 at an exercise price of $12.00 and 50,000 options were granted on May 1, 1997 at an exercise price of $12.50.

         (3) Of the 132,400 shares exercised by Mr. Robertson, 44,900 shares were withheld for payment of withholding taxes and a total of 87,500 were issued.

          Options awarded pursuant to the Employee Plan may not be transferred except in certain circumstances by will or by the laws of descent and distribution. Options under the Employee Plan that are vested and exercisable at the date of a grantee's termination of service generally may be exercised for three months thereafter, except that such awards may be exercised for three years after death, disability and/or retirement.

             OPTION GRANTS IN THE FISCAL YEAR ENDED JANUARY 31, 1998

                                          Percent of                                Potential Realized Value at
                                         Total Options                                 Assumed Annual Rates
                                         Granted to all   Exercise or                of Stock Price Appreciation
                              Options     Employees in     Base Price    Expiration     for Option Term (4)
                             Granted #  Fiscal Year (1)  ($/Share) (2)    Date (3)      5% ($)       10%($)
                             ---------  ---------------   ------------   ----------     -----      --------
Jeffrey P. Rhodenbaugh         50,000       100%           $12.50        5/1/04      $ 254,438     $ 592,948

(1) Stock options exercisable into 50,000 shares of Common Stock were granted to all employees and non-employee directors of the Corporation as a group during the fiscal year ended January 31, 1998.
(2)  The exercise price is the closing market price on the date of grant.
(3) Options vest and become exercisable commencing on the second anniversary of the grant date, and expire in five years from the vesting date.
(4) The dollar amounts under the potential realizable values columns use the 5% and 10% rates of appreciation permitted by the SEC, and are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock. There can be no assurance the amounts reflected in this table will be achieved. The assumed rates are compounded annually to the full seven year term of the options.


EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with each of its executive officers (other than Mr. Dotterweich), among others, whereby the Company agreed to retain each of them and each of them has agreed to remain in the employ of the Company for two years from December 19, 1993. Each of these Agreements were renewed for an additional two year term, effective December 19, 1995, and were amended so that they will automatically renew for additional two year terms unless either party delivers notice within 90 days prior to the end of the then applicable term. Since May 1, 1997 Mr. Dotterweich has served as a consultant to the Company. The Company and Mr. Dotterweich have agreed that he will continue to serve in such capacity for four years, until May 1, 2001. In connection with his consulting services the Company has agreed to pay Mr. Dotterweich $225,000, $175,000, $125,000 and $75,000 for each of the years ended April 30, 1998, 1999, 2000 and 2001, respectively. The parties are negotiating the terms of a formal consulting agreement and to date have not entered into any written agreement with respect to these consulting services.

         Under the terms of the employment agreement for the executive officers, each executive officer is to receive: a salary equal to his salary as of the date of his employment agreement, with any increases subject to the discretion of the Compensation Committee and the approval of the Board of Directors; a bonus determined by the Compensation Committee with the approval of the Board of Directors; participation in any employee stock option program, such as the Employee Plan, that may be adopted; participation in other incentive, savings and retirement plans, welfare benefit plans and fringe benefits, expense reimbursement and vacation policies applicable to Company executives; and indemnification for liabilities arising from his service whether arising before or during the term of his employment agreement.

         Also, each executive officer, upon (i) termination without cause, (ii) death, (iii) permanent disability or (iv) termination for good reason, will be entitled to: (a) continuation of monthly salary, health and life insurance in effect on the termination date for the "Continuation Term" (although the agreements do not provide for continuation payments if the employment of the executive is terminated at any time after the expiration date of such person's employment agreement); (b) such terminated executive officer's share of cash incentive bonus earned in the year of termination prorated based on the time employed during the year; and (c) the continuation of any unexercised options as specified in the Plan. The Continuation Term is six months, unless the termination which gives rise to the severance benefits occurs following a Change of Control (as defined therein), in which case the Continuation Term is 24 months. If a change of the ownership or effective control of a substantial portion of the assets of the Company results in any executive officer becoming subject to the 20% excise tax on excess parachute payments, the Company will reimburse such person for the amount of the excise tax due and all taxes on the reimbursement up to a maximum reimbursement limit of five times the excise tax.

CERTAIN TRANSACTIONS

         In connection with the taxes payable on Company issued shares of restricted stock, the Company has offered certain of its executives non-interest bearing loans. All shares of restricted stock were granted on April 1, 1992 and have become fully vested and are no longer restricted. As of April 8, 1998, the aggregate indebtedness owed to the Company by Donald McKay, Daniel Greenwood and Jeffrey Rhodenbaugh is an amount equal to $68,963, $123,115 and $18,080 respectively, which was the largest aggregate amount of indebtedness to the Company outstanding for each such person during fiscal 1998. During fiscal year 1998, the total income imputed from the forgiveness of interest indebtedness for these individuals was $4,659, $8,352, and $1,216, respectively.

         In connection with the Company's Stock Repurchase Plan, the Company entered into a stock purchase agreement with Malcolm I. Glazer and the Malcolm
I. Glazer Family Limited Partnership (collectively, the "Malcolm Glazer Interests"). Pursuant to this agreement, the Malcolm Glazer Interests have participated in the Stock Repurchase Plan through an agreement to sell a pro rata portion of their shares at the average per share price paid to other selling stockholders. A special committee of the Board, consisting entirely of outside directors, approved this agreement. As of April 8, 1998, 176,181 shares of Common Stock had been repurchased from the Malcolm Glazer Interests at an average price per share of $16.451.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Greenwood, who is an executive officer, is a member of the Compensation Committee of the Board of Directors. The other members of the Compensation Committee during fiscal 1998 were Messrs. MacLean, Kent, and Malcolm Glazer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

         Executive Officer Compensation

         The Company's compensation program for executive officers consists of three elements: a base salary, a bonus and stock options. The Committee believes that this approach best serves the interests of stockholders by ensuring that executive officers are compensated in a manner which provides incentives based upon both the short-term and long-term performance of the Company. Thus, compensation for the Company's executive officers involves a high proportion of pay which is at risk: the variable annual bonus and stock options (which directly relate a significant portion of the executive officer's long-term remuneration to stock price appreciation realized by the Company's stockholders). The Compensation Committee generally believes that stock options should be emphasized more than a bonus as a means to attract, retain and motivate executives.

         Base Salary. The Compensation Committee recommended, and the Board of Directors approved a base salary for Mr. Rhodenbaugh of $350,000 effective May 1, 1997. Mr. Rhodenbaugh's 1998 Compensation was established taking into his account his overall qualifications and experience and market conditions for executives of his caliber for comparable companies. In addition, it takes into consideration, effective May 1, 1997 his added responsibilities as the Company's Chief Executive Officer upon his election to such position at that time. The salaries of the other executive officers of the Company, were set based upon subjective factors such as the level of experience and competency and complexity of the duties performed by such executive officer, as well as objective criterion such as the performance of the Company, as compared to its business plan, including compliance by the Company with the financial covenants provided in the Company's loan agreements. In the case of Mr. Robertson, the division president of Beverage-Air, base salary is also affected by the performance of that division compared with its business plan. The Compensation Committee's discretion in setting the executive officers' base salaries, however, is limited by the terms of the employment agreements, described above.

         Stock Options. At the Annual Meeting of Stockholders in 1993, the Company's stockholders approved the Employee Plan. The Employee Plan is designed to advance the interests of the Company by providing a means by which key employees of the Company and its subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the Company's success and their desire to remain employed by the Company and its subsidiaries. The Board of Directors believes that the share authorizations and allocations under the Employee Plan have been consistent with competitive practice and properly reflected the Company's transitional circumstances following its 1992 bankruptcy reorganization and the challenges confronting management. Allocations of options were based principally upon subjective factors, including, most significantly, an assessment of how significant the individual executive officer's performance was and would be to the future growth and performance of the Company. A total of 50,000 stock options were granted to Mr. Rhodenbaugh pursuant to the Employee Plan in the Company's fiscal year ended January 31, 1998. These grants were made to reflect his increased responsibilities as Chief Executive Officer and his increased importance to the Company's overall performance and achievement of its objectives. Stock option awards are not made by the compensation committee but rather are made by the stock incentive committee, which is comprised of three non-employee directors.

         Annual Bonus. The Compensation Committee also reviews and approves bonus compensation for the executive officers. Bonuses for executive officers other than Mr. Dotterweich were based on a percentage of their salaries and were derived from a formula based upon the Company's actual EBITA (Earnings Before Interest, Taxes and Amortization), as compared to the Company's projected EBITA in its annual plan. In the case of Mr. Rhodenbaugh and Mr. McKay, a portion of their bonus is based upon the appreciation in the price of the Company's Common Stock. In the case of executive officers who perform functions primarily at only one of the Company's divisions, bonuses are based upon various factors including the meeting of a divisional (as opposed to Company-wide plan) EBITA, sales growth, earnings growth and use of working capital.

         Compliance With Internal Revenue Code Section 162(m)

         Section 162(m) of the IRC, enacted in 1993, generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to the corporation's Chief Executive Officer or four other most highly compensated executive officers. The Compensation Committee has reviewed the possible effect on the Company of Section 162(m), and it does not believe that such section currently effects the Company given its current compensation structure. To the extent that it is possible that the compensation to any of the Company's executive officers could exceed $1 million the Compensation Committee intends to further review and consider the effect on the Company of Section 162 (m). Furthermore, the Employee Plan was amended so as to make it possible to satisfy the conditions for an exemption from Section 162(m)'s deduction limit. However, other characteristics of a grant affect whether or not a deduction is actually available in a given case.

                           Members of the Compensation Committee:
                                  Daniel B. Greenwood
                                  Barry L. MacLean
                                  Richard A. Kent
                                  Malcolm I. Glazer

PERFORMANCE INFORMATION

         The following graph compares on a cumulative basis changes since December 1, 1993 (the date on which the Common Stock of the Company was first publicly traded) in (a) the total stockholder return on the Company's Common Stock, (b) the total return of companies in the Russell 2000 Index, and (c) the total return of companies in the Value Line Machinery Index. The total return information presented in the graph assumes the reinvestment of dividends. The graph assumes $100 was invested on December 1, 1993 in the Company's Common Stock, the Russell 2000 Index and the Value Line Machinery Index.

                      COMPARISON OF CUMULATIVE TOTAL RETURN


                                        12/1/93      1/31/94      1/31/95       1/31/96      1/31/97       1/31/98
                                        -------      -------      -------       -------      -------       -------
Specialty Equipment Companies, Inc.     100.00       133.33        227.78       247.22        299.99       377.78
Russell 2000 Index                      100.00       106.66        100.09       130.05        154.70       172.00
Value Line Machinery Index              100.00       106.66        100.85       125.49        144.94       165.00

         The Company is included in the Russell 2000 Index (an index of small capitalization companies) but is not part of the Value Line Machinery Index. The Value Line Machinery Index includes a group of 43 companies, some of which are direct competitors of the Company, with primary businesses that involve the manufacture of a variety of machinery and equipment.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The firm of KPMG Peat Marwick LLP served as the Company's independent certified public accountants for the fiscal year ended January 31, 1998. A representative of that firm is expected to be present at the Company's 1998 Annual Meeting of Stockholders with the opportunity to make a statement, if so desired, and to be available to respond to appropriate questions.


2.  OTHER MATTERS

         It is not presently expected that any matters other than the election of Directors will be brought before the meeting. If, however, other matters do come before the meeting, it is the intention of the persons named as representatives in the accompanying proxy to vote in accordance with their best judgment on such matters.

                                            By order of the Board of Directors,


                                            /s/ DONALD K. MC KAY
                                            --------------------------
                                            Donald K. McKay, Secretary
Aurora,  Illinois
April 13, 1998

PROXY                                                                      PROXY

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      SPECIALTY EQUIPMENT COMPANIES, INC.
                      1245 Corporate Boulevard, Suite 401
                             Aurora, Illinois 60504

              FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 1998

The undersigned stockholder hereby appoints JEFFREY P. RHODENBAUGH, DONALD K. MCKAY and DOUGLAS C. JOHNSON, or any of them, with full power of substitution (the action of one, if only one be present and acting to be in any event controlling), the proxies of the undersigned at the Annual Meeting of Stockholders of Specialty Equipment Companies, Inc. (the "Company") to be held at The Chicago Club located at 81 E. Van Buren Street, Chicago, Illinois 60605, on Tuesday May 19, 1998 at 10:00 a.m., Chicago time and at any and all adjournments or postponements thereof, and to vote all shares which the undersigned would be entitled to vote thereat as designated below, with all powers which the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1.

                                                                                    (Comments/Change of Address)
                                                                                    ------------------------------------
                                                                                    ------------------------------------
                                                                                    (If you have written in the above
                                                                                    space, please mark the corresponding
                                                                                    box on the reverse side)

 ....................................................................................................................................

                           FOLD AND DETACH HERE

                      SPECIALTY EQUIPMENT COMPANIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


                                                     FOR   WITHHELD  FOR ALL
                                                     ALL      ALL    EXCEPT:
                                                    /  /   /   /     /  /
1.  Election of Directors --                                                    2.  In their discretion, the Proxies are
    Director Nominees:                                                              authorized to vote upon such other
    William E. Dotterweich                                                          business as may properly come before
    Daniel B. Greenwood                                                             the meeting.
    Kevin E. Glazer

   ------------------------------------------------                Comments/
   Nominee exception (INSTRUCTION: To withhold                      Change
   authority to vote for any individual nominee                      of       [   ]
   or nominees, write the name(s) of the nominee(s)                Address
   on the line provided above.)
                                                                     Dated:                                                 , 1998
                                                                            -----------------------------------------------

                                                                     -------------------------------------------------------------
                                                                     Signature

                                                                     -------------------------------------------------------------
                                                                     Signature if held jointly

                                                                     NOTE: Please sign exactly as name appears at left.
                                                                     When shares are held by joint tenants, both should sign.
                                                                     When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other
                                                                     authorized officer. If a partnership, please sign in
                                                                     partnership name by authorized person.
 ....................................................................................................................................
                                                       FOLD AND DETACH HERE
                        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.